NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061 investorrelations@elecsyscorp.com FOR IMMEDIATE RELEASE:	Phone: 913-647-0158	Fax: 913-647-0132

ELECSYS CORPORATION ANNOUNCES APPOINTMENT OF ADDITIONAL DIRECTOR

Olathe, Kansas (January 21, 2010) - Elecsys Corporation (NASDAQ: ESYS), a leading global provider of innovative machine to machine (M2M) communication technology solutions, integrated displays and custom electronics for critical industrial applications, today announced that Casey Coffman was appointed to the Company’s Board of Directors.  He was appointed to an additional position that was created as part of the Company's strategy to expand and diversify its board of directors.  Mr. Coffman's term will run until the next annual meeting of stockholders at which time he will stand for election.  It is anticipated that Mr. Coffman will be appointed to the Company’s nominating and compensation committees.

Mr. Coffman is Chief Executive Officer of The Coffman Group, which provides a broad range of professional consulting services to growing mid-market companies in the areas of business development, sales and marketing.  The firm, headquartered in Overland Park, Kansas, maintains additional offices in both Missouri and Texas.  Mr. Coffman has over 25 years of leadership and business development experience with both large and small organizations.  Prior to founding The Coffman Group in 1996, he spent over 15 years in upper management sales and marketing positions at leading technology firms, including Seiko Epson Corporation and Zenith Data Systems.  Mr. Coffman is independent as determined by the independence requirements of the NASDAQ Stock Market.

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged wireless remote monitoring, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies to numerous industries worldwide.  Our primary markets include energy production and distribution, agriculture, natural resource management, safety systems, and transportation.  Elecsys markets and supports its proprietary technology and products under its Pipeline Watchdog, Radix, eXtremeTAG, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone (913) 982-5766, Fax maryann.roe@elecsyscorp.com